Exhibit 10.42

SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS AND RIGHTS

This Settlement Agreement and Release of Claims and Rights (the “Agreement”) is made by and between Natural Alternatives International, Inc. (“NAI”), and DHL Express (USA), Inc. (“DHL”), is effective as of the date of the last signature below, and is based on the recitals and mutual promises, representations, and warranties set forth below.

RECITALS

WHEREAS, on or about March 28, 2006, NAI filed an action against DHL, Inc. for (among other possible claims and theories) breach of the covenant to maintain and repair, and waste, entitled Natural Alternatives Int’l, Inc. v. Airborne Express, Inc., in the Superior Court of the State of California for the County of San Diego, North County Division, case number GIN 051523 (the “Action”);

WHEREAS, on or about December 30, 2004, Airborne Express, Inc., a Delaware corporation, was merged with and into Airborne Express (OH), Inc., an Ohio corporation, and on or about January 1, 2005, Airborne Express (OH), Inc., an Ohio corporation, was merged with and into DHL Express (USA), Inc., an Ohio corporation; and,

WHEREAS, this Agreement constitutes a settlement and compromise of all claims between NAI and DHL concerning the Action and the events and circumstances which form the basis of the Action, and any and all other claims the parties may have against each other, and it is the desire and intention of NAI and DHL to effect a final settlement and resolution of any and all claims and disputes between them which were raised, or could have been raised, in the Action, or which otherwise may exist between them.

AGREEMENT

NOW, THEREFORE, in consideration of the representations and mutual promises described herein, and the releases of claims provided herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree:

1. DHL shall pay (or cause to be paid) to NAI the total sum of ninety thousand dollars ($90,000.00), in full and final satisfaction of any and all claims for damages, restitution, disgorgement, fees, costs, expenses, or other amounts suffered or incurred by NAI, in the Action or otherwise. This total amount shall be paid in a single payment, sent within thirty (30) calendar days of the effective date of this Agreement, by check or money order, payable to the “Procopio, Cory, Hargreaves & Savitch LLP Client Trust Account,” taxpayer identification number 95-1634364, in the full amount, and delivered to Spencer C. Skeen, Esq., Procopio, Cory, Hargreaves & Savitch LLP, 530 B Street, Suite 2100, San Diego, California 92101, (619) 525-3844. The payment shall be sent by overnight mail with a nationally recognized courier, or delivered by hand. NAI expressly authorizes payment of the total settlement amount to its attorneys in the manner set forth in this paragraph.

2. Other than as may be specifically provided in this Agreement, NAI and DHL shall not seek to recover from the other any fees, costs, or expenses incurred in the Action, and such amounts are deemed included in any payments set forth in this Agreement.

3. The Action is dismissed with prejudice. NAI shall give to DHL, by delivery to Erik S. Bliss, Esq., Sheppard, Mullin, Richter & Hampton LLP, 501 West Broadway, 19th Floor, San Diego, California 92101-3598, (619) 338-6500, simultaneously with an executed copy of this Agreement, an executed Request for Dismissal substantially in the form attached hereto as Exhibit “A.” DHL shall hold the Request for Dismissal, and shall not file it, until DHL has paid (or caused to be paid) to NAI the total sum set forth in paragraph 1 of this Agreement, but DHL may file the Request for Dismissal at any time thereafter.

4. NAI, for itself and its successors and assigns, its parent and subsidiary corporations and affiliated entities, and any persons or entities controlled by it, completely releases and forever discharges DHL and its parent and subsidiary corporations and affiliated entities (specifically including, but not limited to, DHL,

Inc.), and their past, present, and/or future associates, officers, directors, employees, agents, insurers, representatives, partners, predecessors and successors in interest, assigns, and attorneys (specifically including, but not limited to, Sheppard, Mullin, Richter & Hampton LLP and its partners, associates, employees, agents, and insurers), both individually and collectively, of and from any and all past, present, and/or future claims, demands, obligations, actions, causes of action, rights, damages, costs, losses, expenses, and compensation of any nature or kind whatsoever, known or unknown, fixed or contingent, which NAI has, may have, or claim to have by reason of any matter, cause, or circumstance whatsoever, from the beginning of time to the date of this Agreement, including, without limiting the generality of the foregoing, any claims which NAI may or might have, on account of or in any way related to or arising out of the Action and/or the events and circumstances which form the basis of the Action. NAI specifically acknowledges that by signing this Agreement it is forever surrendering, waiving, and abandoning all claims it has or might have against DHL, through the date of this Agreement, and specifically including unknown claims.

5. DHL, for itself and its successors and assigns, its parent and subsidiary corporations and affiliated entities, and any persons or entities controlled by it, completely releases and forever discharges NAI and its parent and subsidiary corporations and affiliated entities, and their past, present, and/or future associates, officers, directors, employees, agents, insurers, representatives, partners, predecessors and successors in interest, assigns, and attorneys (specifically including, but not limited to, Procopio, Cory, Hargreaves & Savitch LLP and its partners, associates, employees, agents, and insurers) , both individually and collectively, of and from any and all past, present, and/or future claims, demands, obligations, actions, causes of action, rights, damages, costs, losses, expenses, and compensation of any nature or kind whatsoever, known or unknown, fixed or contingent, which DHL has, may have, or claim to have by reason of any matter, cause, or circumstance whatsoever, from the beginning of time to the date of this Agreement, including, without limiting the generality of the foregoing, any claims which DHL may or might have, on account of or in any way related to or arising out of the Action and/or the events and circumstances which form the basis of the Action. DHL specifically acknowledges that by signing this Agreement it is forever surrendering, waiving, and abandoning all claims it has or might have against NAI, through the date of this Agreement, and specifically including unknown claims.

6. NAI and DHL, and each of them, expressly and willfully waive the application of California Civil Code section 1542. NAI and DHL, and each of them, specifically acknowledge that they have received competent and independent legal advice with respect to the meaning and effect of waiving California Civil Code section 1542, and are aware of and understand the provisions of that section, which provide that: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” NAI and DHL, and each of them, specifically acknowledge that they may hereafter discover facts relating to the claims released herein in addition to or different from those which they believed to be true on the date of execution of this Agreement, and the claims released herein shall nonetheless be deemed to be fully, finally, and forever settled and released upon the execution of this Agreement, without regard to the subsequent discovery or existence of additional or different facts.

REPRESENTATIONS AND WARRANTIES

7. NAI and DHL, and each of them, represent and warrant that they have not assigned, transferred, or pledged, or purported to assign, transfer, or pledge, to any person or entity, any claim, demand, obligation, action, cause of action, right, damage, cost, loss, expense, compensation, or other matter released or discharged in this Agreement.

8. NAI and DHL, and each of them, represent and warrant that they have been offered the opportunity to and have in fact investigated all facts and circumstances pertaining to the Action, this Agreement, and any and all additional relevant matters, as they deem necessary, and that they have not relied upon any statement, representation, promise, or agreement of any other party or of any representative or attorney of any other party in executing this Agreement, or in making the settlement provided for in this Agreement, except as may be expressly stated herein.

9. NAI and DHL, and each of them, represent and warrant that the person signing this Agreement is fully authorized to enter into this Agreement, and that neither the execution of this Agreement nor the performance of its obligations and duties under this Agreement requires the consent or approval of any other person or entity.

MISCELLANEOUS TERMS

10. This Agreement shall not in any way be construed as an admission by DHL of any violation of law, or of any wrongful acts against or liability to NAI or any other party or person, or of the applicability of any law or regulation to DHL’s conduct or actions. DHL specifically denies and disclaims any violations of law, or any wrongful acts against or liability to NAI or any other party or person.

11. This Agreement represents the sole and entire agreement between the parties and supersedes all prior agreements, negotiations, and discussions between the parties or their respective counsel with respect to the subject matters covered by this Agreement. Any amendment or modification to this Agreement, and any waiver of any of the conditions or terms of this Agreement, must be in writing, signed by the parties, and expressly state the intent of the parties to amend, modify, or waive a condition or term of this Agreement.

12. This Agreement is governed by and shall be interpreted in accordance with the laws of California, and California law shall apply in and to any motion, action, or proceeding to enforce any right or obligation under this Agreement.

13. If any party to this Agreement brings any motion, action, or proceeding to enforce its rights under this Agreement, or to interpret any terms thereof, the prevailing party shall recover its costs and expenses, including actual and reasonable attorneys’ fees, incurred in connection with the motion, action, or proceeding.

14. This Agreement may be executed in counterparts, all of which, when taken together, shall constitute one contract, with the same force and effect as if all signatures had been entered on one document. Signatures may be delivered among and between the parties by facsimile or electronic mail, and those signatures shall be valid and binding upon the parties making them, and shall serve in all respects as original signatures.

15. No inference, assumption, or presumption shall be drawn from the fact that a party or its attorney prepared or drafted any provision or portion of this Agreement. It shall be conclusively presumed that all parties participated equally in the negotiation, preparation, drafting, and review of this Agreement.

16. NAI and DHL agree all matters relative to this Agreement shall remain confidential except as follows. The confidentiality restrictions shall not apply to (i) disclosure by the parties to their directors, attorneys, accountants, bookkeepers and agents who have a need to know to comply with accounting, tax or other legal obligations of the party; (ii) disclosure as may be required by law (which could include, by way of example, but without limitation, tax reporting, regulatory requirements, subpoenas, and securities laws), and (iii) disclosure as may be necessary to enforce this Agreement. Regarding disclosures that may be required by law and disclosures that may be necessary to enforce this Agreement, the parties will take reasonable steps to make such disclosures pursuant to available and appropriate confidentiality protections, including filing this Agreement under seal and to treat each document and the information it contains as confidential business information entitled to protection from disclosure by protective order. Regarding disclosures required by law, the parties will provide each other with the earliest reasonable notice which shall not be less than four (4) days advance notice before making any disclosures required by law. To the extent NAI may disclose the terms of this Settlement Agreement to the United States Securities Exchange Commission (“SEC”) or in public filings, the parties agree the terms of this Agreement will not be confidential, and NAI need not give advance notice to DHL of such disclosures. Notwithstanding a disclosure permitted by this paragraph, neither party will knowingly permit, do or commit any act or thing that would degrade, tarnish, deprecate or disparage the other or the public image of the other and each will terminate such activities promptly upon notice.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date(s) indicated below:

AGREED:

DATED: April 11, 2007	NATURAL ALTERNATIVES INTERNATIONAL, INC.

	By:	/s/ John Reaves
		Name:	John Reaves
		Title:	Chief Financial Officer

DATED: April 16th, 2007	DHL EXPRESS (USA), INC.

	By:	/s/ Brian McElfresh
		Name:	Brian McElfresh, Vice President
		Title:	Corporate Real Estate

[SIGNATURES CONTINUED ON NEXT PAGE]

APPROVED:	PROCOPIO, CORY, HARGREAVES & SAVITCH LLP

DATED: April 12, 2007	By:	/s/ Spencer C. Skeen
Spencer C. Skeen, Esq.
as counsel for: Natural Alternatives International, Inc.

DATED: April , 2007	SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

By:
Erik S. Bliss, Esq.
as counsel for: DHL Express (USA), Inc.